FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-201743-01

-----Original Message-----

From: Fuller, Carol (Bloomberg Mail)

Sent: Tuesday, September 08, 2015 10:49 AM

Subject: CMBS NEW ISSUE: $703.324MM BACM 2015-UBS7 * Announcement

NEW ISSUE CMBS: $703.324MM

BANK OF AMERICA MERRILL LYNCH COMMERCIAL MORTGAGE TRUST 2015-UBS7

CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & UBS SECURITIES LLC

CO-MANAGER: DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CL	Size	MOODY'S/FITCH/MSTAR/KBRA	WAL	CE%	WNDW	NOI DY%	LTV%
A1	$38.700	Aaa(sf)/AAAsf/AAA/AAA(sf)	2.80	30.000%	1-60	15.7%	41.4%
ASB	$62.400	Aaa(sf)/AAAsf/AAA/AAA(sf)	7.61	30.000%	60-117	15.7%	41.4%
A3	$200.000	Aaa(sf)/AAAsf/AAA/AAA(sf)	9.85	--------NOT AVAILABLE-------
A4	$228.996	Aaa(sf)/AAAsf/AAA/AAA(sf)	9.94	30.000%	119-120	15.7%	41.4%
AS	$50.170	Aa2(sf)/AAAsf/AAA/AAA(sf)	9.98	23.375%	120-120	14.4%	45.4%
B	$50.169	NR/AA-sf/AA-/AA-(sf)	9.98	16.750%	120-120	13.2%	49.3%
C	$33.010	NR/A-sf/A-/A-(sf)	9.98	12.391%	120-120	12.6%	51.9%
D	$39.879	NR/BBB-sf/BBB-/BBB-(sf)	9.98	7.125%	120-120	11.8%	55.0%

POOL BALANCE:	$757.280 MM
NUMBER OF LOANS/PROPERTIES:	42/57
WA MORTGAGE INT. RATE:	4.3803%
WA CUT-OFF LTV:	59.2%
WA UW NCF DSCR:	1.85x
WA UW NOI DEBT YLD:	11.0%
WA ORIG TERM TO MATURITY:	120
WA ORIG AMORTIZING TERM:	338
TEN LARGEST LOANS:	64.8%
LOAN SELLERS:	UBS (83.7%),BAML(16.3%)
TOP 5 STATES:	CA(25.2%),TX(16.6%),NY(13.9%),MA(9.6%),NH(6.6%)
TOP 5 PROPERTY TYPES:	OFF(25.2%),RT(20.0%),MF(19.4%),HT(17.2%),IND(9.3%)

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	US Bank National Association
CERT ADMIN:	US Bank National Association
TRUST ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	Ellington Management Group, LLC or an affiliate thereof

INVESTOR CALL:	TUES, SEPT 8, 3:00pm EDT (855-312-6130/Passcode:610 306 22)
MINNEAPOLIS BFAST:	WEDS, SEPT 9, 8:00am CT (The Grand Hotel)
DES MOINES MEETING:	WEDS, SEPT 9, 3:30pm CT (Des Lux Hotel)
HARTFORD BFAST:	THURS, SEPT 10, 8:00am EDT (Max’s on Asylum)
BOSTON MEETING:	THURS, SEPT 10, 11:30am EDT (Bank of America)

EXPECTED PRICING:	WEEK OF 9/14
EXPECTED SETTLEMENT:	ON OR ABOUT 9/24

ATTACHED:	FWP, TERM SHEET, APPENDIX I

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-201743 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

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